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                                                                    Exhibit 3.21

                                   SCHEDULE A

                            MEMORANDUM OF ASSOCIATION

                                       OF

                          3003969 NOVA SCOTIA LIMITED.

1.    The name of the Company is 3003969 Nova Scotia Limited.

2. There are no restrictions the objects and powers of the Company and the Company shag expressly have the following powers:

      (a) To sell or dispose of its undertaking, or a substantial part thereof;

      (b)   To distribute any of its property in specie among its members; and

      (c)   To amalgamate with any company or other body of persons.

3.    The liability of the members is limited.

4.    The capital of the Company is:

      (a)   10,000 Class A common shares without par value;

      (b)   10,000 Class B common shares without par value; and

      (c)   100,000 preferred shares without par value;

with power to divide the shares in the capital for the dm being into several classes and to attach thereto respectively any preferred, deferred or qualified rights, privileges or conditions, including Restrictions on voting rights and including redemption and purchase of such shares, subject, however, to the provisions of the Companies Act of Nova Scotia.

The rights, privileges, restrictions and conditions attaching to the Class A common shares, Class B common shares and preferred shares as are set out in Schedule A attached hereto.


                                          ----------------------------------
                                          Registrar of Joint Stock Companies

                                          Dated 17th day of November, 1997

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                                  SCHEDULE "A"

                         SPECIAL RIGHTS AND RESTRICTIONS

PART 26                 SPECIAL RIGHTS AND RESTRICTIONS
                        ATTACHED TO CLASS A COMMON SHARES

            26.1. The holders of the Class A Common shares shall be entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company and each Class A Common share shall confer upon the holder thereof the right to one vote in person or by proxy at all meetings of shareholders of the Company.

            26.2. The Directors may, in their discretion, declare non-cumulative dividends to any one or more class of shareholders to the exclusion of one or more of the others. The holders of the Class A Common shares shall be entitled to such dividends as may be declared upon the Class A Common shares.

            26.3. in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Class A Common shares shall, after the holders of the Preferred shares shall have received an amount equal to the Redemption Amount thereof together with any dividends declared thereon and unpaid, be entitled to participate pro rata with the holders of the Class a Common shares in the distribution of the remainder of the property and assets of the Company.

PART 28                 SPECIAL RIGHTS AND RESTRICTIONS
                        ATTACHED TO CLASS B COMMON SHARES

            28.1. The holders of the Class B Common shares shall be

entitled' to receive notice of and to attend and vote at all meetings of the shareholders of the Company and each Class B Common share shall confer upon the holder thereof the right to one vote in person or by proxy at all meetings of shareholders of the Company.

            28.2. The Directors may, in their discretion, declare non-cumulative dividends to any one or more class of shareholders to the exclusion of one or more of the others. The holders of the Class B Common shares shall be entitled to such dividends as may be declared upon the Class B Common shares.

            28.3. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Class B Common shares shall, after the holders of the Preferred shares shall have received an amount equal to the Redemption Amount thereof together with any dividends declared thereon and unpaid, be entitled to participate pro rata with the holders of the Class A Common shares in the distribution of the remainder of the property and assets of the Company.


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                         SPECIAL RIGHTS AND RESTRICTIONS
                          ATTACHED TO PREFERRED SHARES

            27.1. The holders of the Preferred shares shall not, as such, have any voting rights for the election of Directors or for any other purpose, nor shall they be entitled to attend shareholders' meetings or to receive notice of shareholders' meetings.

            27.2. The Directors may, in their discretion, declare non-cumulative dividends to any one or more class of shareholders to the exclusion of one or more of the others. The holders of the Preferred shares shall be entitled to non-cumulative dividends not exceeding the rate of eight per cent (8%) per annum on the Redemption Amount of the Preferred shares.

            27.3. (a) subject to the provisions of the Companies Act, the Company may, by resolution of the Directors, redeem at any time the whole or from time to time any part of the then outstanding Preferred shares on payment for each share of the Redemption Amount thereof as hereinafter defined, together with any dividends declared thereon and unpaid. In exercising the powers conferred by this clause, notice shall be given as hereinafter provided, and the Directors by resolution may discriminate between shareholders of the Preferred shares and may redeem any part or all of the Preferred shares of one or more holder or holders without taking similar action with respect to the Preferred shares of other holders. Not less than fifteen (l5) days' notice in writing of such redemption shall be given by mailing to the registered holder of the share or shares to be redeemed specifying the date and place or places of redemption. If notice of any such redemption be given by the Company in mariner aforesaid and an amount sufficient to redeem the shares to be redeemed be deposited with any trust company or chartered bank (as specified in the notice) on or before the date fixed for redemption, the holders thereof shall thereafter have no rights against the Company in respect thereof except upon surrender of certificates for the shares being redeemed to receive payment therefor out of the moneys so deposited.

                  (b) The Redemption Amount in respect of the Preferred shares shall be determined by the Directors of the Company at the time of the issuance of the shares, and shall be equal to the fair market value of the consideration received by the Company as consideration for the issuance of the Preferred shares. The amount determined by the Directors (hereinafter called the "Determined Value") shall be determined by resolutions of the Directors upon the issuance of any Preferred shares. On determining the Determined Value the Directors may act on whatever advice or evidence they in their absolute discretion deem necessary or advisable.

                  (c) The Redemption Amount in respect of each Preferred share shall be determined by dividing the Redemption Amount for all the Preferred shares by the number of such shares issued. The paid-up capital of each Preferred share shall be the par value thereof.

                  (d) Dividends shall not be paid on any other class of shares of the Company if to do so would reduce the value of the net assets of the Company to less than the total Redemption Amount of all the Preferred shares then issued and outstanding.

                  (e) Notwithstanding the provisions of sub-articles (b) and (c) hereof, if the Minister of National Revenue, the Minister of Finance for the Province of Nova Scotia,


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their authorized representative or any similar authority shall assess or reassess the Company or its shareholders to income tax or propose such an assessment or reassessment on the basis of a determination or assumption that the fair market value of the consideration received in respect of the issuance of any Preferred share or shares does not equal the Determined Value, the following adjustments shall be made:

            1. for the purposes of the adjustments hereunder the fair market value of the consideration received shall be deemed to be:

                  (i) subject to clause (iii), the fair market value of the consideration as determined by the authority making or proposing such an assessment or reassessment, provided that the Directors agree that that determination is accurate; or

                  (ii) subject to clause (iii), where the Directors do not agree that the authority's determination is accurate, the fair market value of the consideration as determined by a qualified person whom the Directors shall appoint to make that determination forthwith following the making or proposing of such an assessment or reassessment; or

                  (iii) where any such assessment or reassessment is the subject of an appeal to a court of competent jurisdiction, the fair market value of the consideration. as determined by that court.

            2. If the fair market value determined pursuant to clause 1. is less than the Determined Value, the following adjustments shall be made forthwith following such determination to account for that deficiency:

                  (i) if at the date of adjustment, the share in respect of the consideration transferred is issued and outstanding and still held by the original holder thereof, its Redemption Amount shall be reduced by an amount equal to the lesser of the deficiency and the amount by which the Redemption Amount of the share exceeds its par value and the Redemption Amount so adjusted shall be deemed retroactively to the date of issue of the share to have been its Redemption Amount. If more than one share in respect of the consideration transferred is issued and outstanding and still held by the original holder thereof, the reduction in the Redemption Amount shall be made pro rata; and


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                  (ii)  If the reduction made pursuant to, subclause 2.(i) is less than the total deficiency, the Redemption Amount of such other Preferred shares held by that original holder at the date of adjustment as may be selected by him shall be reduced by an amount equal to such portion of the deficiency as that original holder may determine and the Redemption Amount of such share so adjusted shall be deemed retroactively to the date of issue of that share to have been its Redemption Amount; and

                  (iii) If the aggregate reduction made pursuant to subclasses
                        2.(i) and 2.(ii) is less than the total deficiency, the original holder shall make a contribution of capital to the Company equal to the balance of the deficiency.

            3. If the fair market value determined pursuant to clause 1. is greater than the Determined Value, the following adjustments shall be made forthwith following such determination to account for that excess:

                        (i) If at the date of adjustment the share in respect of the consideration transferred remains issued and outstanding and held by the original holder thereof, the Redemption Amount of that share shall be increased by the amount of the excess and the Redemption Amount so adjusted shall be deemed retroactively to the date of issue of the share to have been its Redemption Amount. If more than one share in respect of the consideration transferred is issued and outstanding and still held by the original holder thereof, the increase in the Redemption Amount shall be made pro rata; and

                        (ii) In any other case, the Redemption Amounts of all other Preferred shares of the same class held by that original holder at the date of adjustment shall be increased by an amount equal to the excess divided by the number of such Preferred shares and the Redemption Amount of each such share shall be deemed retroactively to the date of issue to have been its Redemption Amount; and if no such shares are held by the original holder at the date of adjustment the Directors shall issue to him Preferred shares of the same class having an aggregate


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                              Redemption Amount equal to the amount of the
                              excess.

            27.4. Subject to the provisions of the "Company Act", the Company shall, upon receiving notice as hereinafter provided from a shareholder holding Preferred shares, redeem the number of Preferred shares registered in the name of the shareholder which are specified in the notice by paying to such shareholder for each Preferred share, to be redeemed the Redemption Amount thereof as defined in Article 27.3. hereof, together with any dividends declared thereon and unpaid. Not less than twenty-one (21) days notice in writing-of such redemption shall be given to the Company by the shareholder seeking to have the Preferred shares redeemed, such notice to be delivered by mailing to the registered office of the Company specifying the number of Preferred shares to be redeemed and surrendering the necessary number of share certificates for cancellation. The Company may waive any notice required to be given under this paragraph, and such waiver, whether given before or after the redemption, shall cure any default in giving such notice.

            27.5. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the. Preferred shares shall be entitled to receive the Redemption Amount thereof together with an amount equal to any dividends declared and unpaid thereon, before any amount shall be paid or any property or assets distributed to the holders of the Common shares and upon payment of the amount so payable to them, the holders of the Preferred shares shall not be entitled to participate any further in the distribution of the remainder of the property and assets of the Company.


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